Exhibit 99.9

WORLDWIDE PETROLEUM CONSULTANTS			CHAIRMAN & CEO
	EXECUTIVE COMMITTEE		C.H. (SCOTT) REES III
	ROBERT C. BARG	MIKE K. NORTON	PRESIDENT & COO
	P. SCOTT FROST	DAN PAUL SMITH	DANNY D. SIMMONS
	JOHN G. HATTNER	JOSEPH J. SPELLMAN	EXECUTIVE VP
ENGINEERING • GEOLOGY • GEOPHYSICS • PETROPHYSICS	J. CARTER HENSON, JR.	DANIEL T. WALKER	G. LANCE BINDER

November 11, 2016

Mr. Richard F. Lane

Vitruvian II Woodford, LLC

4 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

Dear Mr. Lane:

In accordance with your request, we have audited the estimates prepared by Vitruvian II Woodford, LLC (Vitruvian), as of September 30, 2016, of the proved reserves and future revenue to the Vitruvian interest in certain oil and gas properties located in Oklahoma. It is our understanding that the proved reserves estimated herein constitute all of the proved reserves owned by Vitruvian. We have examined the estimates with respect to reserves quantities, reserves categorization, future producing rates, future net revenue, and the present value of such future net revenue, using the definitions set forth in U.S. Securities and Exchange Commission (SEC) Regulation S-X Rule 4-10(a). The estimates of reserves and future revenue have been prepared in accordance with the definitions and regulations of the SEC and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. We completed our audit on or about the date of this letter. This report has been prepared for Vitruvian’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

The following table sets forth Vitruvian’s estimates of the net reserves and future net revenue, as of September 30, 2016, for the audited properties:

	Net Reserves			Future Net Revenue (M$)
Category	Oil (MBBL)	NGL (MBBL)	Gas (MMCF)	Total	Present Worth at 10%

Proved Developed Producing	6,000.85	11,251.00	218,853.72	502,030.41	302,112.30
Proved Developed Non-Producing	14.61	168.48	3,193.05	3,250.51	2,209.07
Proved Undeveloped	14,913.61	27,295.21	564,416.08	621,520.03	73,521.20

Total Proved	20,929.07	38,714.69	786,462.85	1,126,800.95	377,842.56

Totals may not add because of rounding.

The oil volumes shown include crude oil and condensate. Oil and natural gas liquids (NGL) volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

When compared on a lease-by-lease basis, some of the estimates of Vitruvian are greater and some are less than the estimates of Netherland, Sewell & Associates, Inc. (NSAI). However, in our opinion the estimates shown herein of Vitruvian’s reserves and future revenue are reasonable when aggregated at the proved level and have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). Additionally, these estimates are within the recommended 10 percent tolerance threshold set forth in the SPE Standards. We are satisfied with the methods and procedures used by Vitruvian in preparing the September 30, 2016, estimates of reserves and future revenue, and we saw nothing of an unusual nature that would cause us to take exception with the estimates, in the aggregate, as prepared by Vitruvian.

2100 ROSS AVENUE, SUITE 2200 • DALLAS, TEXAS 75201 • PH: 214-969-5401 • FAX: 214-969-5411	info@nsai-petro.com
1301 MCKINNEY STREET, SUITE 3200 • HOUSTON, TEXAS 77010 • PH: 713-654-4950 • FAX: 713-654-4951	netherlandsewell.com

The estimates shown herein are for proved reserves. Vitruvian’s estimates do not include probable or possible reserves that may exist for these properties, nor do they include any value for undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

Prices used by Vitruvian are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period October 2015 through September 2016. For oil and NGL volumes, the average West Texas Intermediate spot price of $41.68 per barrel is adjusted by lease for quality and market differentials. For gas volumes, the average Henry Hub spot price of $2.283 per MMBTU is adjusted by lease for energy content, market differentials, and plant fees. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $36.83 per barrel of oil, $13.68 per barrel of NGL, and $2.28 per MCF of gas.

Operating costs used by Vitruvian are based on historical operating expense records. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Operating costs have been divided into per-well costs and per-unit-of-production costs. Headquarters general and administrative overhead expenses of Vitruvian are included to the extent that they are covered under joint operating agreements for the operated properties. Capital costs used by Vitruvian are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for workovers, new development wells, and production equipment. Abandonment costs used are Vitruvian’s estimates of the costs to abandon the wells and production facilities, net of any salvage value. Operating costs, capital, and abandonment costs are not escalated for inflation.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, estimates of Vitruvian and NSAI are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by Vitruvian, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing these estimates.

It should be understood that our audit does not constitute a complete reserves study of the audited oil and gas properties. Our audit consisted primarily of substantive testing, wherein we conducted a detailed review of major properties making up approximately 62 percent of the total proved reserves and accounting for approximately 92 percent of the present worth for those reserves. In the conduct of our audit, we have not independently verified the accuracy and completeness of information and data furnished by Vitruvian with respect to ownership interests, oil and gas production, well test data, historical costs of operation and development, product prices, or any agreements relating to current and future operations of the properties and sales of production. However, if in the course of our examination something came to our attention that brought into question the validity or sufficiency of any such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or had independently verified such information or data. Our audit did not include a review of Vitruvian’s overall reserves management processes and practices.

We used standard engineering and geoscience methods, or a combination of methods, including performance analysis and analogy, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

Supporting data documenting this audit, along with data provided by Vitruvian, are on file in our office. The technical persons primarily responsible for conducting this audit meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. Richard B. Talley, Jr., a Licensed Professional Engineer in the State of Texas, has been practicing consulting petroleum engineering at NSAI since 2004 and has over 5 years of prior industry experience. Mike K. Norton, a Licensed Professional Geoscientist, has been practicing consulting petroleum geoscience at NSAI since 1989 and has over 10 years of prior industry experience. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

		By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By:	/s/ Richard B. Talley, Jr	By:	/s/ Mike K. Norton
	Richard B. Talley, Jr., P.E. 102425		Mike K. Norton, P.G. 441
	Senior Vice President		Senior Vice President

Date Signed: November 11, 2016		Date Signed: November 11, 2016

WKB:ALA

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